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Center Bancorp, Inc. Announces Appointment of New Chairman at its Bank Subsidiary

UNION, N.J., July 31, 2013 (GLOBE NEWSWIRE) -- Center Bancorp, Inc. (NASDAQ: CNBC) (the "Corporation", or "Center"), parent company of Union Center National Bank (“UCNB” or the “Bank”), today announced that the Board of Directors of the Bank has elected Howard Kent as the new Chairman of the Board of the Bank. Anthony C. Weagley, President and CEO of the Bank, stated that the appointment of Mr. Howard Kent was aimed at “bringing additional depth of skills and experience to the Board of the Bank as the Company seeks to enter a phase of strategic growth, principally in its loan portfolio, in its continuous effort to remain one of the nation’s finest financial institutions.”

Mr. Kent will succeed Alexander Bol as the Chairman of the Board of the Bank. Mr. Bol, who has been a director since 1994 and has served as Chairman of the Board of both the Bank and Center for the past 12 years, will continue to serve as the Chairman of the Board of Center. Mr. Weagley added: “Al Bol’s leadership of Center Bancorp and Union Center National Bank, his knowledge of the banking industry and of our goals, coupled with his stature in the community, are all part of his contribution to Center Bancorp.”

Mr. Bol received his Bachelor of Architecture from Pratt Institute, Brooklyn, New York. Mr. Bol established Bol Architecture in 1974 with the prestigious commission of designing Murray Hill Square in New Providence, New Jersey. Mr. Bol is a member of the American Institute of Architects and the New Jersey Society of Architects and is certified by the National Council of Architectural Registration Boards. Mr. Bol is a New Jersey licensed Professional Planner and a registered Architect in the states of New Jersey, Massachusetts, New York, and Pennsylvania.

Mr. Kent, who will assume the Chairman role of Union Center National Bank effective today, has been a director since 2008, and currently serves as the Chairman of the Loan and Discount Committee for the Bank. Mr. Weagley commented: “Mr. Kent’s knowledge about, and experience in, the real estate investment and management business led the Board to tap his expertise in expanding the leadership in the Chairman position for the Bank.”

Howard Kent has been active in the real estate investment and management business for over 35 years. He currently serves as a principal and co-founder of Real Estate Equities Group, LLC, and as a principal of Real Estate Management Group, LLC., located in Englewood, New Jersey.

From June 1975 to late 1978, Mr. Kent was an officer and principal stockholder of Asset Management and Service Corp., served as a corporate general partner for several limited partnerships and provided direct and supervisory management for approximately 2,000 apartment units in the New York and Washington D.C. metropolitan areas. In addition, he served as an individual general partner in several real estate partnerships. From September 1970 to June 1975, he was employed by a publicly owned real estate firm, ultimately serving as manager of accounting and an auditor for a national accounting firm.

Mr. Kent is a Certified Manager of Community Associations (CMCA). He currently serves on the Board of Directors of Vantage Health Systems, located in Dumont and Engelwood, New Jersey and serves on the ADL Florida Region Advisory Council. He is a voting member of the American Institute of Economic Research, located in Great Barrington, Massachusetts. He formerly served on the Boards of the Jewish Federation of South Palm Beach County and the Jewish Federation of North Jersey. He has served as Chairman of the Board of Directors of American Investment Services, Inc., an SEC registered investment advisor with approximately $450 million in assets under management.

Mr. Kent received his Bachelor of Science degree in accounting and business administration in 1969 from Fairleigh Dickinson University.

In a separate action the Corporation also announced that the Boards of Directors of the Corporation and the Bank have appointed acting chief financial officer Francis R Patryn on a permanent basis. Mr. Patryn has been filling the role since the departure of Vincent Tozzi on May 31, 2013, and prior to his appointment was chief financial comptroller -- a position he held for 15years.

About Center Bancorp

Center Bancorp, Inc. is a bank holding company, which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and now ranks as the third largest national bank headquartered in the state. Union Center National Bank is currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Banking and Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth advisory services and philanthropic advisory services. The Bank, through a strategic partnership between the Bank's Private Banking Division and Alexander, Troy & Company ("AT&CO."), Family Office Services, of Katonah, New York, provides customized financial and administrative services to high-net worth individuals.

Center, through a strategic partnership with Compass Financial Management, LLC and ING, offers pension/401(k) planning services. Compass is an Investment Advisory Company with five decades of cumulative experience providing investment services in a personal, professional and attentive manner. They provide discretionary private investment management for individuals and corporate accounts as well as 401(k) advisory services.

The Bank currently operates 16 banking locations in Bergen, Mercer, Morris and Union Counties in New Jersey. Banking centers are located in Union Township (5 locations), Berkeley Heights, Boonton/Mountain Lakes, Englewood, Madison, Millburn/Vauxhall, Morristown, Oakland, Princeton, Saddle River, Springfield, and Summit, New Jersey. The Bank's primary market area is comprised of central and northern New Jersey.

Forward-Looking Statements

All non-historical statements in this press release (including statements strategic growth) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to economic recovery and the deregulation of the financial services industry, and other risks cited in Center Bancorp’s most recent Annual Report on Form 10-K and other reports filed by Center Bancorp with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.